UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 13, 2015 (November 13, 2015)
NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	001-08359 (Commission File Number)	22-2376465 (IRS Employer Identification No.)

1415 Wyckoff Road Wall, New Jersey		07719
(Address of principal executive offices)		(Zip Code)
(732) 938-1480
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On November 13, 2015, New Jersey Natural Gas Company (NJNG), a wholly-owned subsidiary of New Jersey Resources Corporation, filed a request with the New Jersey Board of Public Utilities (BPU) to increase base rates for delivery service by approximately $148 million, which covers primarily the cost of constructing, operating and maintaining NJNG’s infrastructure. The timing of the filing is driven by NJNG’s substantial capital investment in infrastructure over the past seven years, as well as the company’s agreement to file a rate case no later than November 15, 2015, in accordance with the BPU’s Order with respect to the Safety Acceleration and Facility Enhancement (SAFE) and New Jersey Reinvestment in Facility Enhancements (NJ RISE) programs.

NJNG’s current gas delivery rates will remain in effect until the BPU takes action on the filing. Under normal conditions, the BPU’s review of NJNG’s rate filing could take up to ten months. New base rates, if any, ultimately approved by the BPU may differ from what has been proposed in the November 13, 2015 filing.

A copy of the press release, dated as of November 13, 2015, announcing the filing of the base rate case is attached as Exhibit 99.1 to this report and is incorporated herein by reference. On November 13, 2015, NJR also published an Investor Fact Sheet entitled "New Jersey Natural Gas Company 2015 Base Rate Case Summary," which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(a)	Financial statements of businesses acquired:	Not applicable.

(b)	Pro forma financial information:	Not applicable.

(d)	Exhibits:

Exhibit Number	Description
99.1	Press Release of the Company dated November 13, 2015.
99.2	Investor Fact Sheet dated November 13, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 13, 2015
NEW JERSEY RESOURCES CORPORATION
By:    /s/ Glenn C. Lockwood
Glenn C. Lockwood
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of the Company dated November 13, 2015.
99.2	Investor Fact Sheet dated November 13, 2015.